Exhibit 6.18

Statement Of Work – IdentifySensors Biologics – Check4 IdentifySensors Biologics – Check4 Jabil Proprietary and Confidential - All rights reserved Template - 9.11.2017 Page 1 of 13 Document Revision History Change Details Originator(s) Date Rev Released C. Peterquin 18 MAY 2022 1.0 Updated with tasks related to Sensor (Graphene + Primer) S. Avuthu; G.Wable 23 May 2022 1.1 Updated Intellectual Property, Included and Excluded tasks C. Peterquin 2 June 2022 1.2 Standardized party designations, clarified payment terms Refined Intellectual Property language M. Selvester J. Cheatham 9 June 2022 1.3 Document Review Records Approval Status Review Date Rev. Reviewed Name Role Approved 20 JUNE 2022 1.3 Dan Campbell BU Lead Approved 20 JUNE 2022 1.3 Catherine Peterquin Eng. Approved 20 JUNE 2022 1.3 Mike Susi Sr. Dir Note: Any content in "Schedule" and "Commercial" sections are null and void unless the above "Document Review Records" table carries full approval. DocuSign Envelope ID: 09C9E88A - A26F - 4237 - 814F - 2D8806D1DB98

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DocuSign Envelope ID: 09C9E88A-A26F-4237-814F-2D8806D1DB98

JABIL	**Statement Of Work – IdentifySensors Biologics – *Check4***

Table of Contents

1. **Document Scope** 3
2. **Program Scope & Responsibilities** 3
   1. Jabil Responsibilities 3
   2. Customer Responsibilities 4
4. **Deliverables** 5
   1. Customer Deliverables.... 5
   2. Jabil Deliverables 5
   3. Schedule Milestones.... 6
   4. Gantt Chart 7
6. **Commercial** 8
   2. Time & Material Pricing 8
   3. Payment Terms.... 8
7. **Assumptions** 8
10. **Terms** 8
11. **Acceptance**....10
12. **Appendix A – Change Requests** 12

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Statement Of Work – IdentifySensors Biologics – Check4 1. Document Scope IdentifySensors Biologics is looking to develop Check4, a rapid gene - based diagnostic platform, capable of testing for multiple pathogens simultaneously, consisting of an electronic, single - use test cartridge that is inserted into a multiple - use Cloud processing reader. Check4 Cartridge with sample collection mechanisms and multi - use Reader This document describes the scope and division of work between Jabil Inc. and its affiliates (referred to herein as “Jabil”) and IdentifySensors Biologics (referred to herein as “Customer”) for an initial technical and production manufacturing assessment of the current Check4 reader and cartridge design. This will include a review of the plastic injection components for molding and assembly, fluid channel structure, sample collection methodology, reader electronics , and cartridge to reader integration. In order to vet and propose device modifications, Jabil will conduct an internal workshop with multidisciplinary SMEs to brainstorm, down select, and summarize device improvement for production. Additionally, a Heuristic Analysis (HA) of the existing prototypes provided by IdentifySensors Biologics will be completed . The focus of the HA will be to identify and uncover aspects of the content that are (a) well done; and are considered to be instrumental to the devices, and (b) need improvement from a design perspective and usability perspective. Mainly, the deliverable result from the HA will be a cohesive review matrix that establishes the baseline results for the device. The goal of this SOW is 2 - fold: 1) to vet the current design, evaluate functionality, and propose modifications for production application to prepare for the following program phases. 2) via the HA, to understand the features (form and function) of the devices that are considered to be imperative to the successful user experience. These activities will help establish groundwork from which to drive the subsequent activities and phases. Any changes to the scope or cost of work described in this document shall be documented and agreed using the form attached in Appendix A. 2. Program Scope & Responsibilities 1. Jabil Responsibilities Jabil’s scope of work under this SOW includes... Jabil Proprietary and Confidential - All rights reserved Template - 9.11.2017 Page 3 of 13 DocuSign Envelope ID: 09C9E88A - A26F - 4237 - 814F - 2D8806D1DB98

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DocuSign Envelope ID: 09C9E88A-A26F-4237-814F-2D8806D1DB98

JABIL

Statement Of Work – IdentifySensors Biologics – *Check4*

2.1.1. Included Work

Specific Jabil responsibilities included are listed below...

- Design for manufacturing and assembly review of customer provided design specifications (2D and 3D, as available).
    - Specific focus to ensure geometry, materials, and process facilitates molding and assembly method for stable / viable mfg. process
    - Electronics; LS932648 & LS932653 PCBAs - VAVE report containing AVL Expansion, Life Cycle Risk Analysis (LCRA), and observations). RoHS BoM review, market availability analysis and DFM / DFT review.
- Cartridge Thin Film Sensor Review/Development
    - Review materials, process and design documentation, reliability data and or samples provided by Customer.
    - Collaboration with Customer to assess electronics integration between Reader and Cartridge Thin Film Sensor
    - Provide readiness assessment as well as identify opportunities for improvement.
    - Provide Make vs Buy for complete sensor in prototype as well as volume production
    - Generate planning document (SOW) for next steps to meet the objectives of the next phases i.e. CAPEX requirements for process development, Proposed DOEs etc.

- Rapid Design Sprint for alternative/modified component/assembly geometry/functionality where needed based on DFM/A Review
    - Including a design workshop for modified design ideation and development
    - Perform a preliminary fluidics review for targeted areas provided by Customer
- Heuristic Analysis of both the Cartridge and Reader
- QMS Strategy:
    - Jabil Healthcare has an ISO 9001:2015 and ISO 13485:2016 certified Quality Management System (QMS) to support project execution. Jabil intends to operate within the requirements of its Quality Management System for this project with the expectation that formal design control requirements per 21 CFR Part 820.30 (and applicable clauses within ISO 9001:2015 and ISO 13485:2016) will be managed by IdentifySensors Biologics.

2.1.2. Excluded Work

- Performance requirements definition and requirements management.
- Comprehensive device design and engineering (including EE, eCAD layout, ME, firmware, etc.) ownership
- Design controls per 21 CFR Part 820.30.
- Preparation and management of any required regulatory approval (e.g. FDA-related filings).
- Device firmware and software applications.

2.2. Customer Responsibilities

Throughout the program IdentifySensors Biologics remains responsible for ...

- Product management responsibilities: providing product definition, setting design direction and objectives, evaluating and selecting design options/compromises.
- Comprehensive device design and engineering, including top-level BOM
    - Notation of critical fluidics areas and known design challenges
- Up-to-date comprehensive materials characterization, reliability data and process development documentation
    - Any alternate material suppliers if needed

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Statement Of Work – IdentifySensors Biologics – Check4  Situation analysis with material, equipment and sensor development suppliers including any IP considerations affecting Jabil review  Production volume annual matrix for modeling  Formal design controls (per CFR 21 820)  Product performance requirements (i.e. reliability/durability and manufacturing qualification requirements)  All required regulatory, compliance, safety approval preparation and submissions  All device firmware and system software. 3. Deliverables 1. Customer Deliverables Customer deliverables due to Jabil during this program include the following. 1. Kick - Off 1. Initial design candidate: BOM, 2D drawings, 3D CAD, physical sample(s) of each assembly, EE Native and Gerber files 2. Functional/Performance requirements 3. System use workflow 4. Cosmetic requirements 5. Any available Design Inputs/specification documentation with stakeholder input 6. Materials and Process Documentation 2. Interim Deliverables 7. Identified stakeholder to support weekly meetings with the Jabil team, provide design direction and review/feedback for any technical consultation of the Check4 devices, and attend design reviews 8. IP reviews/management of content developed by Jabil 9. Product - Level compliance and safety certifications 2. Jabil Deliverables Jabil work items deliverable to the customer under this SOW include the following. Upon acceptance of these deliverables by the customer, this SOW shall be deemed complete and quoted amount invoiceable in full. 1. Device Download and Review 1. Stakeholder Interview summary 2. Review of Physical Assembly 3. Development of Success Criteria/Trace Matrix 2. Device Workshop 4. Workshop participation 5. Device modification down selection and summary 3.2.3. Device Modification Refinement 6. DFM/A Summary Report 7. EE VAVE Report and Assessment Summary 8. Conceptual device modification presentation 9. Heuristic Analysis Review Matrix 3.2.4. Cartridge Thin Film Sensor 10. Review documentation Jabil Proprietary and Confidential - All rights reserved Template - 9.11.2017 Page 5 of 13 DocuSign Envelope ID: 09C9E88A - A26F - 4237 - 814F - 2D8806D1DB98

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DocuSign Envelope ID: 09C9E88A-A26F-4237-814F-2D8806D1DB98

JABIL

Statement Of Work – IdentifySensors Biologics – *Check4*

11. Make vs buy recommendation
12. SOW for subsequent phases

Scheduled work will begin upon Jabil acceptance of all items specified in section 3.1.1deliverables after project execution starts will require impact assessment to understand affects on cost/schedule/quality.

The estimated schedule for this scope of work is provided below.

3.3. Schedule Milestones

Wk #	Resp.	Milestone
1	Customer	Program Kick Off, Knowledge Transfer
3	Jabil	Device Workshop
5	Jabil	Phase End: Presentation of DFM/A Summary, Thin Film Evaluation and Heuristic Analysis Review

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Statement Of Work – IdentifySensors Biologics – Check4 Jabil Proprietary and Confidential - All rights reserved Template - 9.11.2017 Page 7 of 13 3.4. Gantt Chart Weeks DocuSign Envelope ID: 09C9E88A - A26F - 4237 - 814F - 2D8806D1DB98

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DocuSign Envelope ID: 09C9E88A-A26F-4237-814F-2D8806D1DB98

JABIL | Statement Of Work – IdentifySensors Biologics – *Check4*

4. Commercial

1. Time & Material Pricing

Item Description	Price
• Technical Services - Labor	$150,805.6
• 3D prints for Device investigation	$2,600
• Contingency Reserve Amount (x%) – additional coverage to accommodate changes in scope without incurring delays	
Total Variable Fees / Month	$153,405.6

4.2. Payment Terms

- Jabil to invoice 50%prior to the start of the project and the remaining 50% two (2) weeks following project commencement for work to be performed.
- Payment is due upon receipt of the receipt of the invoice.*
- All monies will be paid in USD currency.
- Any material change in scope requested will be estimated and customer-approved before costs incurred.

*Note: Jabil may require Customer or its Affiliates to provide financial assurances, such as adjusting payment terms, providing a letter of credit or bank guarantee, or tendering a deposit if Jabil determines, in its reasonable judgment, that Customer or Customer's Affiliates are not creditworthy

5. Assumptions

- Schedule shown is flexible based on outcome of the Device workshop; end of phase is TBD pending customer/team analysis/feedback

6. Terms

1. Purchase Orders

- Jabil shall not be obligated to perform services under this proposal until Customer has signed this proposal, or provided a valid purchase order in conformance with this proposal and these Terms.

2. Payment Terms

Jabil will invoice Customer prior to the start of the project. Jabil is not obligated to commence work until Jabil receives a prepayment fee equal to 50% of the planned project spend. Jabil will invoice the remaining 50% of the planned project spend two (2) weeks after the start of the project. These prepayments will be applied to amounts due at the end of the project. Customer shall pay any such prepayment amounts upon receipt of invoice in United States Dollars.

3. Budget & Schedule

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Statement Of Work – IdentifySensors Biologics – Check4  Unless otherwise specified in the proposal, Jabil’s budget and schedule are non - binding estimates that are based upon Jabil’s experience, project complexity, and information provided by Customer at the time of the proposal. Customer acknowledges that due to the complex nature of new product development, it is often not possible to estimate time and budget with absolute certainty. New information or requirements, including design inputs, arising during the course of the project and not included in this proposal have the potential to affect the program’s costs and scope. Jabil reserves the right to provide revised budget and schedule estimates based on required, necessary, requested, or negotiated changes. 4. Fees & Expenses  Fees and prices do not include any taxes, duties or levies (including, but not limited to, export, sales, use, excise, or value - added taxes) that may be applicable to the services and deliverables provided hereunder, which shall be the responsibility of Customer. Further, Customer shall reimburse reasonable expenses that are incurred by Jabil in performance of the services hereunder. 5. Standard of Performance  Jabil will perform the services in accordance with generally accepted professional product development practices in effect at the time and in the market that the services are performed or to be performed. ALL SERVICES AND WORK PRODUCT ARE PROVIDED “AS IS” WITHOUT WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON - INFRINGEMENT. NO ORAL OR WRITTEN STATEMENT OR REPRESENTATION BY JABIL, ITS AGENTS OR EMPLOYEES SHALL CONSTITUTE OR CREATE A WARRANTY OR EXPAND THE SCOPE OF ANY WARRANTY HEREUNDER. Customer is ultimately responsible for (1) obtaining certification of all designs to ensure product safety and reliability, (2) registering and protecting at Customer’s expense any patents, copyrights, and/or trademarks that may result from services performed by Jabil, (3) unless stated otherwise in this agreement, maintaining the design history file, design controls, and (4) addressing all FDA or other regulatory issues. Due the experimental nature and uncertainty of success of the services performed hereunder, if Jabil fails to perform the services in accordance with the standards set forth herein, Customer’s sole and exclusive remedy will be to terminate this project (subject to payment of costs incurred set forth in Section 7) or request Jabil to re - perform such services at Customer’s cost. 6. Intellectual Property  Upon full payment of all monies due and owing hereunder, Jabil will assign all its right, title, and interest in and to the Created Intellectual Property to Company. “Created Intellectual Property” means any Intellectual Property that is newly created, developed "individually or jointly by either Jabil or Company" and first actually reduced to practice by or for Jabil and is incorporated into any deliverable provided hereunder; excluding Jabil’s Background Intellectual Property. Notwithstanding anything to the contrary, each Party shall retain all right, title and interest in its Background Intellectual Property. Company grants to Jabil a worldwide, limited, non - exclusive, fully paid - up, royalty free, right and license, under Company’s Intellectual Property, only insofar as is required for Jabil to meet its obligations hereunder. To the extent Jabil incorporates Jabil Background Intellectual Property into the Deliverable, Jabil grants to company a worldwide, limited, non - exclusive, fully paid - up, royalty free, right and license, under such Jabil Background Intellectual Property only insofar as required for Company to manufacture, use, and sell the Product sold or distributed by or on behalf of Company that is described in this Statement of Work." “Background Intellectual Property” means any Intellectual Property owned or controlled by a Party (a) prior to the start of services under this proposal, or (b) developed or acquired after the date of this proposal without the use of other Party’s confidential information; or improvements, modifications or enhancements thereto made by or on behalf of the Party. “Intellectual Property” means patents, design(s) (whether or not capable of registration), chip topography right(s), database rights and other like protection, copyright(s), trademark(s), trade names(s), trade dress(es), trade secrets and/or any other industrial and/or intellectual property right(s) and applications, divisions, continuations, renewals, re - exams and reissues therefore and any discoveries, inventions, technical information, procedures or processes, software, firmware, Jabil Proprietary and Confidential - All rights reserved Template - 9.11.2017 Page 9 of 13 DocuSign Envelope ID: 09C9E88A - A26F - 4237 - 814F - 2D8806D1DB98

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Statement Of Work – IdentifySensors Biologics – Check4 technology, know - how. Notwithstanding anything to the contrary herein, no rights or licenses under Jabil Intellectual Property for manufacturing processes are granted or purported to be granted herein. 7. Termination  This project may be terminated by either party, at any time, with a sixty (60) days’ written notice. In the event of any termination or expiration of this project, Customer shall pay all fees and expenses incurred through the effective date of termination, including any cancelation or termination charges that may be assessed against Jabil from tooling or material suppliers. For those programs with significant, dedicated teams, a cancellation fee may apply. These terms and conditions will survive termination. 8. Indemnification and Limitation of Damages  Customer agrees to defend, indemnify and hold Jabil and its affiliates harmless from and against all claims, damages, losses, costs, or expenses (including reasonable attorney’s fees) (“Claims”) that are suffered as a result of the services performed and the deliverables and work product, prepared and/or provided by Jabil in connection with this proposal and Terms, including any infringement or product liability claims; provided that such Claims were not caused by Jabil’s non - conformance with this proposal. WITH THE EXCEPTION OF THE FOREGOING INDEMNITY, TO THE MAXIMUM EXTENT PERMISSIBLE UNDER APPLICABLE LAW, NEITHER JABIL NOR CUSTOMER SHALL BE LIABLE FOR ANY LOSS OF USE, INTERRUPTIONS OF BUSINESS OR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING LOST PROFITS) REGARDLESS OF THE FORM OF ACTION WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) AND STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF SELLER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. JABIL’S AGGREGATE LIABILITY IN CONNECTION WITH ANY PHASE LISTED IN THIS PROPOSAL AND THESE TERMS SHALL NOT IN ANY EVENT EXCEED THE TOTAL OF THE AMOUNTS PAID BY CUSTOMER TO JABIL FOR SUCH PHASE. 9. Client Responsibility  Customer is solely responsible for verifying and validating the designs that Jabil provides hereunder and is solely responsible to ensure that any resulting deliverables and subsequent products are tested, manufactured, packaged, labeled, sold, and used in a safe and careful manner and in compliance with all applicable laws, regulations, and appropriate industry standards. It is the responsibility of Customer to ensure that the products under development do not infringe upon the patents, trademarks, copyrights or other intellectual property rights of any third parties. 10. Entire Agreement/Miscellaneous  If any provision of these Terms shall be determined to be illegal or unenforceable, all other provisions shall remain in full force and effect. Any terms, in a purchase order, invoice or otherwise, that are inconsistent with or modify these terms and conditions shall be void and of no effect unless specifically agreed to in writing by Jabil and Customer. These Terms constitute the entire agreement between the parties relating to the provision of services and deliverables detailed in the proposal and supersedes all prior or contemporaneous communications, representations or agreements either oral or written, with respect to the subject matter hereof. These Terms shall be governed by the laws of the State of New York, without regard to its conflicts of law provisions. All actions and proceedings relating to or arising out of these Terms shall be brought only in the U.S. District Court for the Southern District of New York or the state courts of New York in New York County, and the parties hereby acknowledge and submit to exclusive jurisdiction of such courts. The U.N. Convention on Contracts for the International Sale of Goods shall not apply. 7. Acceptance Customer Jabil Proprietary and Confidential - All rights reserved Template - 9.11.2017 Page 10 of 13 Jabil BU DocuSign Envelope ID: 09C9E88A - A26F - 4237 - 814F - 2D8806D1DB98

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Statement Of Work – IdentifySensors Biologics – Check4 [Authorized Signature] Daniel Campbell [Authorized Signature] Gregory J. Hummer [Name] Business Unit Director [Name] CEO [Title] 6/28/2022 [Title] June 21, 2022 [Date] [Date] DocuSign Envelope ID: 09C9E88A - A26F - 4237 - 814F - 2D8806D1DB98 Jabil Proprietary and Confidential - All rights reserved Template - 9.11.2017 Page 11 of 13

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DocuSign Envelope ID: 09C9E88A-A26F-4237-814F-2D8806D1DB98

JABIL

Statement Of Work – IdentifySensors Biologics – *Check4*

8. Appendix A – Change Requests

Section I – CCO General Information

Project Name	Subject of Change
[project]	[change description]

Request Details	
Authored By	[name]
Requested By	[name]
Request Date	
Documents Affected	• [list of agreed documents affected by this change; SOW, prev. change orders]
Change Details	
Implementation Plan	
Classification	[Choose One] AA: Stop production and implement the new parts/process. Old parts will be obsolete. Rework is not applicable. A: Stop all the production. Implement the new change. Old Parts will be obsolete. Rework will apply. B: Running Change. Implement the new part/process when is available. Old Material will be obsolete. C: Running Change. Implement the new part/process when is available. Consume old stock, implement new parts. No obsolescence impact.

Section II – Investigation Assessment and Review (CCB) (Optional)

Impact Assessment	
IMPACTS	• **[scope]** • **[schedule]** • **[quality]** • **[cost]**

Section III – Implementation Approval (CCB)

Role	Name	Date	Signature
Global BUD			

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Statement Of Work – IdentifySensors Biologics – Check4 Global PgM Product Development Lead PM - Product Development Product Manager Jabil Proprietary and Confidential - All rights reserved Template - 9.11.2017 Page 13 of 13 DocuSign Envelope ID: 09C9E88A - A26F - 4237 - 814F - 2D8806D1DB98

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